Exhibit 99.1

Force Protection Europe Selected as Preferred Bidder for U.K. Light Protected

Patrol Vehicle

Initial Ocelot Vehicles Expected to be Delivered for Training in 2011

LADSON, S.C. (September 22, 2010) Force Protection Europe Ltd (FPE) an indirectly wholly owned subsidiary of Force Protection, Inc. (NASDAQ:FRPT), a leading designer, developer and manufacturer of survivability solutions and provider of total life cycle support for those products, today announced that it has been selected by the United Kingdom (U.K) Ministry of Defence (MoD) as the preferred bidder in the Light Protected Patrol Vehicle (LPPV) program.  The initial Ocelot vehicles are expected to be available for the training of U.K. forces in 2011.  Formal contract negotiations (including final determination of vehicle quantities and price) between FPE and the U.K. MoD will begin shortly.

Designed, developed and to be built in the U.K. by FPE and Ricardo plc for the LPPV program, Ocelot is the best protected and most agile vehicle of its kind.  At an approximate gross vehicle weight of only 16,500 pounds, the Ocelot’s unique design allows crew and passengers to sit inside a protective pod made of advanced composite materials incorporating Formula One racing technology.  Beneath the occupants critical components such as the engine, fuel tank and transmission are contained in a V shaped armored spine that deflects any potential blast away from the vehicle, and protecting these key components.

FPE’s Managing Director, David Hind, said, “This is excellent news for U.K. servicemen and women, and for the U.K. defense industry.  Ocelot has been designed and developed in the U.K. from first principles, with our Team Ocelot partners, to save lives and protect against injury and to optimise maintenance and repairability.  Working closely with Ricardo, our success is a tribute to the efforts of our ‘Best of British’ supply chain, including Thales, QinetiQ, Formaplex, the U.K. MoD’s Defence Support Group and Sula Systems.”

Michael Moody, Chairman and Chief Executive Officer of Force Protection, Inc. commented, “The success of Ocelot in the United Kingdom’s LPPV program is extremely important to our corporate strategy of providing a broad range of survivability solutions, including in tactical wheeled vehicle programs.  Our family of vehicles has proven to save thousands of lives around the world and we look forward to providing Ocelots to help ensure British troops return safely from their missions.  Clearly, we are proud of what the Force Protection Europe team and related partners have achieved with Ocelot.”

Mr. Mood concluded, “Internationally, Ocelot is expected to play a much larger role in providing potential customers a vehicle that incorporates not only a high degree of blast and ballistic protection but also superior mobility and maintainability — these levels are currently unequaled by any vehicle of its size on the battlefield.  As such,  we expect there could be significant demand for the Ocelot in the worldwide marketplace for years to come.”

About Force Protection, Inc.

Force Protection, Inc. is a leading designer, developer and manufacturer of survivability solutions, including blast- and ballistic-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones.  Force Protection’s specialty vehicles, including the Buffalo, Cougar and related variants, are designed specifically for reconnaissance and urban operations and to protect their occupants from landmines, hostile fire, and improvised explosive devices (“IEDs”, commonly referred to as roadside bombs).  Complementing these efforts, Force Protection is designing, developing and marketing new vehicle platforms (including the Ocelot and JAMMA) that provide increased modularity, speed, mobility and concealment with enhanced levels of blast- and ballistic-protection.  Force Protection also develops, manufactures, tests, delivers and supports products and services aimed at further enhancing the survivability of users against additional threats.  In addition, Force Protection provides long-term life cycle support services of its vehicles that involve development of technical data packages, supply of spares, field and depot maintenance activities, assignment of highly-skilled field service representatives, and advanced on and off-road driver and maintenance training programs.  For more information on Force Protection and its products and services, visit www.forceprotection.net.

Safe Harbor Statement

This press release contains forward looking statements that are not historical facts, including statements about our beliefs and expectations.  These statements are based on beliefs and assumptions of Force Protection’s management, and on information currently available to management.  These forward looking statements include, among other things: the growth, demand and interest for Force Protection’s services and vehicles, including the Ocelot; expectations for future contracts for the Ocelot; the benefits and suitability of the Ocelot, including its survivability; the ability to meet current and future requirements, including expected work commencement and completion dates; and, the expectation that there could be significant demand for the Ocelot in the future.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements.  Examples of these factors include, but are not limited to, ability to effectively manage the risks in the Company’s business; the ability to develop new technologies and products and the acceptance of these technologies and products; and, the other risk factors and cautionary statements listed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and as updated in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

Contacts

Force Protection, Inc.

Media Contact:

Tommy Pruitt, Senior Communications Director, 843-

574-3866

Tommy.pruitt@forceprotection.net or

Investor Relations Contact:

Wes Harris, Investor Relations Director, 843-574-

3892

Wes.harris@forceprotection.net